UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2004

NOVADIGM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-26156	22-3160347
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

One International Boulevard, Mahwah, NJ 07495
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 512-1000

Item 5. Other Events.

On February 4, 2004, Novadigm, Inc. (“Novadigm”) and Hewlett-Packard Company (“HP”) entered an Agreement and Plan of Merger (the “Merger Agreement”), attached to this Current Report on Form 8-K as Exhibit 2, pursuant to which Norton Acquisition Corporation, a wholly-owned subsidiary of HP, will merge with and into Novadigm (the “Merger”), and Novadigm will become a wholly-owned subsidiary of HP. Directors and executive officers, and certain related stockholders of Novadigm have entered into voting agreements with HP and Novadigm, the form of which is attached to this Current Report on Form 8-K as Exhibit 99.1 (the “Voting Agreements”), pursuant to which they have agreed to vote their shares of Novadigm common stock in favor of the Merger.

Pursuant to the Merger Agreement, each outstanding share of Novadigm common stock will be exchanged for the right to receive $6.10 in cash. Each outstanding option to acquire Novadigm common stock (a) held by a person who becomes an employee of HP upon consummation of the Merger will be assumed by HP, in which case the option will convert into an option to acquire common stock of HP in exchange for the Novadigm option, and (b) held by a person who does not become an employee of HP upon consummation of the Merger will convert into the right to receive the difference between the exercise price per share of the option and $6.10 in cash or cancelled to the extent such option has an exercise price per share equal to, or greater than, $6.10. The Merger is conditioned upon, among other things, approval by Novadigm’s stockholders, clearance under applicable antitrust laws and other customary conditions. Novadigm currently expects that the Merger will be consummated by the beginning of Novadigm’s 2005 fiscal year, which commences April 1, 2004.

The foregoing description of the Merger Agreement, the Merger, and the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, and the form of Voting Agreement, a copy of which are attached to this Current Report on Form 8-K as Exhibits 2 and 99.1, respectively.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

2	Agreement and Plan of Merger by and among Hewlett-Packard Company, Norton Acquisition Corporation and Novadigm, Inc., dated as of February 4, 2004.

99.1	Form of Voting Agreement entered into by and among Novadigm, Inc., Hewlett-Packard Company and certain stockholders of Novadigm, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2004	NOVADIGM, INC

/s/ Wallace D. Ruiz
By: Wallace D. Ruiz
Its: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

2	Agreement and Plan of Merger by and among Hewlett-Packard Company, Norton Acquisition Corporation, and Novadigm, Inc., dated as of February 4, 2004.

99.1	Form of Voting Agreement entered into by and among Novadigm Inc., Hewlett-Packard Company and certain stockholders of Novadigm, Inc.